Exhibit 5.1

February 22, 2013

Navistar International Corporation

2701 Navistar Drive

Lisle, Illinois 60532

RE:	Navistar International Corporation Registration Statement on Form S-8

Dear Ladies and Gentlemen:

I have acted as General Counsel to Navistar International Corporation, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of (i) 5,165,000 shares (the “Shares”) of its common stock, par value $.10 per share, to be issued and sold by the Company pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended, is hereinafter referred to as the “Registration Statement”); and (ii) 5,165,000 Rights (as defined below) that may be issued in connection with the issuance of the Shares. The Shares are to be issued upon the grant or exercise of awards granted under (i) the Company’s 2013 Performance Incentive Plan (the “Plan”); and (ii) that certain Nonqualified Stock Option Agreement between the Company and Lewis B. Campbell, dated August 26, 2012 (the “Option Agreement”). The Rights are issuable pursuant to that certain Rights Agreement, dated as of June 19, 2012, entered into between the Company and Computershare Shareowner Services LLC, as rights agent (as amended, the “Rights Agreement”), providing for the delivery of a right to purchase preferred stock (a “Right”) along with each share of common stock issued by the Company.

In connection herewith, I have examined such corporate proceedings, documents, records and matters of law as I have deemed necessary to enable me to render this opinion.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon the statements and representations of officers and other representatives of the Company and others.

The opinion expressed below is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the internal laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal law of the United States of America.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I hereby advise you that in my opinion:

(1) The Shares issuable under the Plan and the Option Agreement, as applicable, have been duly authorized, and, when issued in accordance with the terms of the Plan or the Option Agreement, as applicable, and upon receipt of the consideration to be paid therefor, will be validly issued, fully paid and nonassessable.

(2) The Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, I (i) express no opinion as to the determination that a court may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Agreement in the future based on the facts and circumstances existing at the time, (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in approving and adopting the Rights Agreement, and (iii) have addressed the Rights and the Rights Agreement in their entirety, and I have not addressed whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and amendments thereto. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares and Rights.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Illinois, the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise or any future development cause any change or modification herein.

This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Steven K. Covey
Steven K. Covey
Senior Vice President, General Counsel and Chief Ethics Officer